April 15, 2014

Letter to Shareholders:

I would like to update you on our progress for the 1st Quarter of 2014.  As previously reported, our subsidiary, GEC Organics Corp. (“GECO”) continues to be the main focus of management.  We are moving ahead to prepare our facility in Castleberry Alabama for the registration of Greenhouse Gas emission reduction units, (“Carbon Credits”).  Our Project Design Document (“PDD”) has been finalized and our physical site inspection by the independent company approved by all of the carbon registries has successfully been completed.

Nevertheless, there is still a brief period of additional work required to complete this final segment of the project’s registration.  However, when complete, we believe our registration will create a quick and significant inflow of capital that can be used to greatly improve our sales volume in Castleberry as well as many other domestic sites. Our original timeline for the initial sales of our carbon offsets has been the first part of May and we are currently interviewing a number of companies who have shown interest in the pre-sale or option on the future distribution of the GECO Carbon Credits. In conclusion, this addition to our business model has taken more capital than first anticipated, but the project now appears it will have an even greater benefit to the company’s overall success than our original projections.

You will see that the filing of the 10K for 2013 will be delayed and it is possible that the filing for the 1st Quarter of 2014 may also be late.  Although we have received an extension of the 10K filing deadline, we will still require more time.  This is not an indication of any adverse material event or significant problem affecting the future of the Company. The company has long suffered from untimely cash shortages and the significant cost associated with the independent auditing expense necessary to comply with SEC reporting requirements.  This circumstance was impacted even greater by the capital required to finish the vital carbon credit registration.    We are currently working to correct this problem and we will continue to be a fully reporting OTCQB company as soon possible.

Thank you for your continued support.

Peter D. Ubaldi, President & CEO